EXHIBIT 99.1

[LOGO OF NATURAL ALTERNATIVES INTERNATIONAL]

Natural Alternatives International Announces
Receipt of Proceeds from Settlement of Litigation

SAN MARCOS, CALIF, May 23, 2002 /PRNewswire/ – Natural Alternatives International (NAI), Inc. (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported today that it received settlement proceeds of approximately $2.4 million from the partial settlement of pending litigation. This amount will be included in the Company’s financial statements for the quarter ending June 30, 2002.

The Company has been involved in the subject litigation for a few years and has settled with some defendants previously for significant but lesser amounts. The recent recovery represents settlement proceeds received from multiple defendants and is the largest amount paid to NAI to date in this and related litigation. Due to the materiality of the amount received, NAI announced the settlement but otherwise continues its long-standing policy against commenting publicly about pending litigation, and therefore did not release further information about the settlement.

Mark Le Doux Chief Executive Officer stated, “The Company is pleased with this recent recovery and the previous payments received from various defendants. We believe these settlements vindicate the position the Company has taken in these matters and the cash infusion will result in a material improvement in our balance sheet. We have been working hard during the past several months to improve our credit facilities and liquidity and the receipt of these proceeds will go a long way to insuring our success in those efforts.”

Natural Alternatives International, Inc., headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements providing strategic partnering services to its customers. The Company’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about Natural Alternatives International, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company’s intentions, expectations and beliefs concerning future events, including, among other things, expectations and beliefs with respect to future financial and operating results; the ability to maintain adequate financing, improve liquidity, and implement its strategic plan. The Company wishes to caution and advise readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. The Company’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SOURCE: Natural Alternatives International, Inc.

CONTACT: Randell Weaver, Chief Financial Officer, Natural Alternatives International, Inc., 760-744-7340 or info@nai-online.com

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